Exhibit 99.2
Certain other information included in the offering memorandum

Substantially concurrently with a private offering of $750 million aggregate principal amount of Senior Notes due 2029, (i) Wynn Resorts, Limited, our ultimate parent ("Wynn Resorts") will contribute all of its equity interests in Wynn Group Asia, Inc. ("Wynn Asia") to Wynn Resorts Finance, LLC, which was formerly known as Wynn America, LLC ("Wynn Resorts Finance"), making Wynn Asia a wholly-owned subsidiary of Wynn Resorts Finance (the "Wynn Resorts Contribution") and (ii) Wynn Resorts Finance will have contributed all of its equity interests in Wynn MA, LLC and Everett Property, LLC to Wynn America Group, LLC ( "WAG"), making each a wholly-owned subsidiary of WAG (the "Wynn Resorts Finance Contribution" and together with the Wynn Resorts Contribution, the "Restructuring"). Wynn Asia is a holding company that holds Wynn Resorts' approximately 72% controlling interest in Wynn Macau, Limited, a publicly traded company listed on the Hong Kong Stock Exchange.

Based on preliminary third quarter financial information through August 31, 2019, we currently anticipate the following trends to impact the results of operations for the three months ending September 30, 2019 for the entities that will constitute Wynn Resorts Finance after the Restructuring. However, these trends are not the only items that could have an impact on our performance, and our management’s views are preliminary based on currently available information for the partial period.

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Macau Operations: Consistent with the broader Macau market, we anticipate our Macau Operations’ casino revenues and Adjusted Property EBITDA for the third quarter of 2019 will be negatively impacted by significantly lower VIP gaming turnover resulting from a variety of factors in the region, including the ongoing trade dispute between the U.S. and China and disruptions in Hong Kong SAR. In addition, while total VIP win as a percentage of turnover was within our expected range of 2.7% to 3.0% for the two months ended August 31, 2019, unusually low hold in our direct VIP operations negatively impacted EBITDA during the period. We expect VIP gaming results to be partially offset by continued growth in mass market table drop and slot handle.

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Las Vegas Operations: We anticipate our Las Vegas Operations' casino revenues and Adjusted Property EBITDA, excluding certain leased retail space directly owned by Wynn Resorts, for the third quarter of 2019 will be negatively impacted by our table games win percentage, which is significantly lower than our expected range of 22% to 26% during the first two months of the third quarter of 2019. Table drop and slot handle at our Las Vegas Operations was higher for the first two months of the third quarter of 2019 when compared to the same period of the prior year. We anticipate modest growth of non-gaming revenues compared to the third quarter of 2018, driven primarily by a year over year increase in hotel revenue.

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Encore Boston Harbor: On June 23, 2019, we opened Encore Boston Harbor. We anticipate third quarter 2019 Adjusted Property EBITDA will reflect expense levels consistent with the early ramp-up of a newly opened integrated resort and revenue levels that are growing, but not yet indicative of expected longer-term run rates.

Based on the trends described above, our combined total operating revenues are currently expected to be in the range of approximately $1.01 billion to $1.12 billion for the two months ended August 31, 2019, compared to $1.15 billion for the two months ended August 31, 2018. We currently expect Adjusted Property EBITDA, excluding certain leased retail space directly owned by Wynn Resorts, to be in the range of approximately $225 million to $248 million for two months ended August 31, 2019, compared to $339.4 million for the two months ended August 31, 2018. On a combined basis, we estimate our table games hold percentage negatively impacted Adjusted Property EBITDA by approximately $30 to $35 million for the two months ended August 31, 2019 compared to a benefit of approximately $4 million from our table games hold percentage in the comparable prior-year period.

The trends and anticipated results discussed above are based on preliminary financial information from July 1, 2019 through August 31, 2019. Actual results for the third quarter of 2019 could differ materially from the above expectations. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not yet provided or available. These preliminary results are subject to the completion of the third quarter of 2019, including the review of those financial statements by the Company’s internal accounting professionals and Wynn Resorts’ audit committee and the review by the Company's independent auditors.

We define "Adjusted Property EBITDA" as net income (loss) before interest, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment and modification of debt, and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because we believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses

Adjusted Property EBITDA as a measure of the operating performance of our resorts and comparison with competitors, as well as a basis for determining certain incentive compensation. We also present Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to US GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of our performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with US GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. We have significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, our calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.